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  Message #1:

  Attention McDonald's Shareholders! You should have received or will shortly be receiving a proxy card and proxy statement in the mail.
  Please review the material and exercise your right to vote on the issues. This year, you can vote your proxy by calling the toll-free phone number indicated on your proxy card, or by mailing your signed proxy card in the envelope or by depositing it in one of the ballot boxes located at Benefits Accounting, Plaza - 4 East; the Investor Relations Service Center, COB - 1 East, or the Security Desks at 800 Commerce, 711 Jorie, or H.U. If you need a duplicate card for any reason, please call the Investor Relations Service Center at extension 7428 and press zero to speak with a representative.

  Remember, as a shareholder, your vote is important. Thank you for your participation.



  Message #2:

  Attention McDonald's Shareholders! Don't delay, vote your proxy in time for the annual shareholder's meeting being held on Friday, May 26. Every McDonald's shareholder should have received a proxy card and proxy statement, explaining the issues to be voted on. If you didn't receive one, or for any reason need a duplicate card, please call the Investor Relations Service Center at extension 7428 and press zero to speak with a representative. If you have not yet voted your proxy, please do so by calling the toll-free phone number indicated on your proxy card, or by mailing your signed proxy card in the enclosed envelope or by depositing it in one of the ballot boxes located at Benefits Accounting, Plaza - 4 East; the Investor Relations Service Center, COB - 1 East, or the Security Desks at 800 Commerce, 711 Jorie, or H.U.

  Remember, as a shareholder, your vote is important. Thank you for your participation.

                           MANAGEMENT NEWS ARTICLE
                           -----------------------


                         EXERCISE YOUR RIGHT TO VOTE


  As a shareholder and member of the McDonald's System, you have a special opportunity each year to communicate with top management, provide direction on key issues, and influence the future of the Company through the annual proxy voting process.

  In mid-April, all McDonald's shareholders were mailed a proxy statement and notice of the Annual Shareholders Meeting (May 26, 1995, at the Lodge in Oak Brook), with a proxy and voting instruction card. The proxy statement provides important company information including directors' names, backgrounds, and stock holdings. It also explains the proposals to be voted on at the annual meeting, and provides the Board's voting recommendations.

  This year, you can vote your proxy via the toll-free phone number indicated on your proxy card or by mailing your signed proxy card in the reply envelope provided.

  If you need a duplicate proxy card, call McDonald's Shareholder Services at First Chicago Trust Company, (800) 621-7825 (Mc1-STCK). Shareholders outside of the U.S. and Canada can call collect -- (201) 222-4990.

  Whether you own one share or one thousand shares, your vote makes a difference. So please read the proxy material, consider the issues, and EXERCISE YOUR RIGHT TO VOTE!

  For more information, call Lisa Ciota of Investor Relations at
  (708) 575-5927.